UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 9, 2026

Ovintiv Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39191	84-4427672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 1700, 370 - 17th Street
Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

(303) 623-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	OVV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.02	Termination of a Material Definitive Agreement.

As previously disclosed, on November 25, 2025, Ovintiv Canada ULC (“Ovintiv Canada”) entered into a Two-Year Term Credit Agreement by and among Ovintiv Canada, as borrower, Ovintiv Inc. (“Ovintiv”), as parent, JPMorgan Chase Bank, N.A., Toronto Branch, as administrative agent, and the lenders party thereto (the “Credit Agreement”), to finance the cash consideration for the acquisition of all the outstanding common shares of NuVista Energy Ltd. (“NuVista”), which closed on February 3, 2026.

Following the closing of the Anadarko Sale (defined below), Ovintiv intends to repay C$1.57 billion under the Credit Agreement plus applicable interest on April 10, 2026, representing all outstanding obligations thereunder, and will terminate the Credit Agreement.

ITEM 2.01	Completion of Acquisition or Disposition of Assets.

As previously disclosed, on February 17, 2026, Ovintiv USA Inc. and Ovintiv Royalty Holdings LLC (together, the “Seller”), each a wholly-owned subsidiary of Ovintiv entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with MidCon II BuyerCo, LLC (the “Buyer”), pursuant to which Seller agreed to sell approximately 360,000 net acres located in west-central Oklahoma (the “Anadarko Sale”).

On April 9, 2026, Ovintiv completed the Anadarko Sale. The Buyer paid aggregate consideration of $2.9 billion in cash after preliminary closing adjustments. The Anadarko Sale has an effective date of January 1, 2026.

ITEM 7.01	Regulation FD Disclosure.

On April 9, 2026, Ovintiv issued a press release announcing the closing of the Anadarko Sale and the Redemption (defined below). A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information in this Item 7.01 and Exhibit 99.1 attached hereto are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, except as shall be expressly set forth by specific reference in such a filing.

ITEM 8.01	Other Events.

On April 9, 2026, Ovintiv provided notice of its election to redeem all of its outstanding 5.650% Notes due 2028 (the “Notes”) in accordance with the terms of the Notes and the Indenture dated as of May 31, 2023, by and between Ovintiv and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of May 31, 2023, by and among Ovintiv, Ovintiv Canada and the Trustee (the “Redemption”). The Notes will be redeemed on April 20, 2026. As of April 9, 2026, the aggregate outstanding principal amount of the Notes was $700 million. This Current Report on Form 8-K does not constitute a notice of redemption of the Notes.

ITEM 9.01	Financial Statements and Exhibits.

(b) Pro forma financial information.

The unaudited pro forma condensed combined financial information of Ovintiv, which comprise the unaudited pro forma condensed combined balance sheet as of December 31, 2025, the related unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2025, and the related notes to the pro forma condensed combined financial information, is filed as Exhibit 99.2 hereto and incorporated by reference herein.

(d) Exhibits.

Exhibit No.	Description

99.1	News Release of Ovintiv, dated April 9, 2026

99.2	Unaudited pro forma condensed combined balance sheet of Ovintiv and subsidiaries as of December 31, 2025 and unaudited pro forma condensed combined statement of earnings of Ovintiv and subsidiaries for the year ended December 31, 2025, and the notes related thereto including the unaudited Supplemental Pro Forma Oil, Natural Gas Liquids and Natural Gas Reserves Information as of December 31, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 9, 2026	OVINTIV INC.
(Registrant)

/s/ Corey D. Code
Name: Corey D. Code
Title: Executive Vice-President & Chief Financial Officer